Exhibit 10.1	Separation Agreement, dated January 31, 2011, by and between Streamline Health Solutions, Inc., a Delaware corporation and J. Brian Patsy.
SEPARATION AGREEMENT
This Separation Agreement (the “Agreement”) is entered into on this 31st day of January, 2011, by and between Streamline Health Solutions, Inc., a Delaware corporation (the “Company”), and J. Brian Patsy (the “Executive”).
WHEREAS, the Executive is currently the President and Chief Executive Officer of the Company and a member of its Board of Directors; and
WHEREAS, the Company and the Executive desire to set forth herein their mutual agreement with respect to the matters addressed herein, including matters pertaining to the Executive’s cessation of his employment and positions with the Company, certain other matters pertaining to the Executive’s consulting relationship with the Company following the Executive’s cessation of employment and the Executive’s release of claims, all upon the terms set forth herein.
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:
Section 1 Termination of Employment and Service. As of January 31, 2011 (the “Date of Termination”), the Executive shall cease to be an employee, officer and director of the Company.
Section 2 Payment of Accrued Amounts; Accrued Benefits; Equity Awards. Not later than 15 calendar days after the Date of Termination, the Company shall pay to the Executive all amounts, if any, due to the Executive for earned salary and accrued vacation through the Date of Termination. Executive shall also receive the bonus earned by the Executive in 2010 pursuant to the terms of the 2010 Executive Bonus Plan. Such bonus shall be paid at the same time and in the same form as specified under the 2010 Executive Bonus Plan. Executive’s rights to receive benefits accrued or payable under the Company’s employee benefit plans shall be governed by the terms of such plans. Stock options held by Executive and which have vested as of the Date of Termination shall remain exercisable in accordance with the terms of the 2005 Incentive Compensation Plan. On the Date of Termination, the Executive shall vest in 13,311 shares of restricted stock and 12,500 options that were originally scheduled to vest on March 31, 2011 and April 7, 2011, respectively, and all other unvested stock options, restricted stock and other equity awards shall terminate immediately upon the Date of Termination. In addition, not later than 30 calendar days after the Date of Termination, the Company shall reimburse the Executive in accordance with the Company’s policies and procedures for all proper expenses incurred by the Executive in the performance of his duties through the Date of Termination.

Section 3 Post-Termination Benefits.
Item 3.01 Severance Benefit. The Company shall pay to the Executive a cash payment in an aggregate gross amount equal to $303,823, consisting of two years of car allowance equal to $14,400 and a severance payment equal to $289,423 (collectively, the “Severance Benefit”). The Severance Benefit shall be payable in a lump sum payment within 90 calendar days following the Date of Termination.
Item 3.02 Employee Benefits. Provided that the Executive timely elects to receive continued coverage under the Company’s group medical and dental plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), from the Date of Termination through the two-year anniversary of the Date of Termination, the Executive (and any qualified dependents) shall be entitled to group health insurance coverage under the Company’s group health and dental insurance plans for employees (as such plans are then in effect and as it may be amended at any time and from time to time during the period of coverage) in which Executive was participating immediately prior to the Date of Termination, at the Company’s expense. The period during which the Executive is being provided with health insurance under this Agreement shall be credited against Executive’s period of COBRA coverage, if any. If the Executive is entitled to any benefit under the current terms and conditions of any employee benefit plan of the Company that is accrued and vested on the Date of Termination and that is not expressly referred to in this Agreement, such benefit shall be provided to the Executive in accordance with the terms and conditions of such employee benefit plan.
Item 3.03 Compliance with Agreement. Notwithstanding anything herein to the contrary, if the Executive breaches the terms of this Agreement and the Executive does not cure such breach (if curable) within 30 calendar days after receipt of written notice from the Company describing such breach, the Executive shall forfeit any and all rights to the post-termination payments made or to be made pursuant to this Section 3.
Section 4 Consulting Arrangement.
Item 4.01 Consulting Services. The Company hereby agrees to retain the Executive as a consultant, and the Executive hereby agrees to be retained by the Company, upon the terms and subject to the conditions hereof for the period commencing on the Date of Termination and ending on the three-month anniversary of the Date of Termination, unless earlier terminated pursuant to this Section 4 (such period, the “Consulting Period”). During the Consulting Period, the Executive shall perform consulting services for up to five days per month, at the Company’s election, and shall be compensated at a gross rate of $1,500 for each such day that the Company elects to engage the Executive; provided, however, that if the Company and Executive so agree, the Executive may be retained for more than five days per month and shall be compensated for each additional hour of consulting services performed by the Executive at a rate of $200 per hour. Subject to the prior approval of the Company and in accordance with Section 19 of the Agreement, the Company shall reimburse the Executive in accordance with the Company’s policies and procedures for all proper expenses incurred by the Executive in the performance of his consulting duties during the Consulting Period. In accordance with the terms of this Agreement, the Executive shall comply with reasonable requests for the Executive’s consulting services and shall devote his reasonable best efforts, skill and attention to the performance of such consulting services; provided, however, that nothing in this Section 4 shall preclude Executive from accepting employment with or providing services to any other person or entity (provided such employment or services are not prohibited by Section 10 hereof) and the Company agrees that any consulting services requested hereunder shall not interfere with Executive’s employment or services. The Executive shall take his direction as a consultant solely from the Company’s Board of Directors or Chief Executive Officer and President and shall not interact with any of the Company’s other employees or directors in his capacity as a consultant, except to the extent he is directed to do so by the Board of Directors or Chief Executive Officer and President.

Item 4.02 Termination. This Section 4 may be terminated at any time (i) by the Executive on 15 calendar days prior written notice to the Company and (ii) by the Company upon written notice to the Executive. In the event of Executive’s termination of the Consulting Period, the Executive shall forfeit any and all rights to the Severance Benefits and employer-provided COBRA premiums to be paid to or on behalf of Executive pursuant to Section 3.
Section 5 Federal and State Withholding. The Company shall deduct from any compensation payable by the Company to the Executive the amount of all taxes required to be withheld under applicable law with respect to such payments. For purposes of determining all applicable tax withholdings, any compensation recognized by the Executive upon the exercise of the Executive’s stock options in accordance with the terms of the 2005 Incentive Compensation Plan and the amounts to be paid to Executive pursuant to Section 3 hereof shall be treated as wages subject to all applicable withholding requirements.
Section 6 Return of Company Property. Promptly following the Termination Date (but in no event later than ten business days following such date), the Executive shall return to the Company all property of the Company in the Executive’s possession or under the Executive’s control, including but not limited to any office, computing or communications equipment; provided, however, that the Executive shall retain the Company-provided home desktop and laptop computers, printer and cell phone; provided, further, that the Executive shall allow the Company to delete all Company information from such computers and cell phone.
Section 7 Release of Claims.
The Executive, on behalf of himself and anyone claiming through him, including, but not limited to, his past, present and future spouses, family members, relatives, agents, attorneys, representatives, heirs, executors and administrators, and the predecessors, successors and assigns of each of them, hereby releases and agrees not to sue the Company or any of its divisions, subsidiaries, affiliates, other related entities (whether or not such entities are wholly owned) or the owners, officers, directors, agents, attorneys or representatives thereof, or the predecessors, successors or assigns of each of them (hereinafter jointly referred to as the “Company Released Parties”), with respect to any and all known or unknown claims which the Executive now has, has ever had, or may in the future have, against any of the Company Released Parties for or related in any way to anything occurring from the beginning of time up to and including the date on which he signs this Agreement, including, without limiting the generality of the foregoing, any and all claims which in any way result from, arise out of, or relate to, the Executive’s employment by any of the Company Released Parties or the termination of such employment, including, but not limited to, any and all claims for severance or termination payments under any agreement between the Executive and any of the Company Released Parties or any program or arrangement of any of the Company Released Parties or any claims that could have been asserted by the Executive or on his behalf against any of the Company Released Parties in any federal, state or local court, commission, department or agency under any fair employment, contract or tort law, or any other federal, state or local law, regulation or ordinance (as in effect or amended from time to time), including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, or under any compensation, bonus, severance, retirement or other benefit plan; provided, however, that nothing contained in this Section 7 shall apply to, or release the Company from (i) any obligation contained in this Agreement, (ii) any obligation which the Company may have to provide benefits to the Executive under any plans or programs of the Company which continue to be applicable to the Executive, except as otherwise expressly provided in this Agreement, (iii) any obligation which the Company may have to indemnify the Executive pursuant to its articles of incorporation, by-laws, or other governing documents, or (iv) any obligation which the Company may have to provide coverage to the Executive pursuant to its director and officer insurance policy with respect to actions or omissions of the Executive during his service as a director or officer of the Company. The Executive expressly represents and warrants that he has not filed or had filed on his behalf any claim against any of the Company Released Parties, and has not transferred or assigned any rights or causes of action that he might have against any of the Company Released Parties.
Executive represents that he has had the opportunity and time to consult with his own legal counsel concerning the provisions of this Agreement and that he has been given up to twenty-one (21) calendar days from the date of the Company’s signature as set forth below to consider this Agreement and determine whether to accept and sign this Agreement. Following his acceptance and signing of this Agreement, Executive has seven (7) calendar days to revoke the Agreement by delivering notice of revocation to the Company in accordance with Section 14.
Section 8 Authority. The Executive expressly represents and warrants that the Executive is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that the Executive has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.
Section 9 Non-Admissions. Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the other Company Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct. The Company and the other Company Released Parties expressly deny any such illegal or wrongful conduct.
Section 10 Noncompetition and Nonsolicitation.
Item 10.01 The Executive agrees, on behalf of himself and his affiliates, that he and his affiliates are subject to and bound by the restrictive covenants and acknowledgements included in the Employment Agreement, effective February 1, 2004, among LanVision Systems, Inc., LanVision, Inc. and J. Brian Patsy, as amended (the “Employment Agreement”), including, without limitation, the covenants and acknowledgements included in Sections 7, 8, 9, 12 and 14 (collectively, the “Restrictive Covenants”), and for purposes of Section 9 of the Employment Agreement, the period of non-competition and non-solicitation shall continue for twelve (12) months following the Date of Termination.

Section 11 Nondisparagement. The Executive will not, nor will he cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Company or the business reputation of the Company; provided, however, that this provision shall not preclude such truthful disclosure or testimony as may be required by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to make such disclosure or provide such testimony.
Section 12 Cooperation with the Company. Executive agrees to cooperate fully with the Company and its counsel with respect to any litigation, investigation, government proceedings or general claims which relate to matters with which Executive was involved during the term of employment or service with the Company, subject to reimbursement of reasonable out-of-pocket travel costs and expenses. Such cooperation may include appearing from time to time at the offices of the Company or the Company’s counsel, or telephonically, for conferences and interviews and providing testimony in depositions, court proceedings and administrative hearings as necessary for the Company to defend or prosecute claims, and in general providing the Company and its counsel with the full benefit of Executive’s knowledge with respect to any such matter. Executive agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties concerned.
Section 13 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other parties hereto (or such other address for such parties as shall be specified by notice given pursuant to this Section) or (b) sent by facsimile to the following facsimile number of the other parties hereto (or such other facsimile number for such parties as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such parties pursuant to this Section 14:
If to the Company, to:
Streamline Health Solutions, Inc.
10200 Alliance Road, Suite 200
Cincinnati, OH 45242-4716
Attn: Chairman of the Board of Directors
Facsimile: 630-563-0743
With a copy to:
Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attn: John P. Kelsh
Facsimile: 312-853-7036
If to Executive, to:
J. Brian Patsy
At the most recent address on file with the Company

Section 14 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
Section 15 Entire Agreement. This Agreement shall constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements (including, without limitation, the Employment Agreement and all equity award agreements between the Company and the Executive) or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof; provided, however, that, notwithstanding the foregoing, this Agreement shall not supersede or preempt the Restrictive Covenants included in the Employment Agreement. The Executive acknowledges that the Company has not made any representations regarding the tax consequences of payments under this Agreement and that Executive has had the opportunity to consult Executive’s tax advisor, if any.
Section 16 Successors and Assigns. This Agreement shall be enforceable by Executive and Executive’s heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns. Executive may not assign this Agreement and any such assignment shall be null and void.
Section 17 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Ohio without regard to principles of conflict of laws.
Section 18 Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

Section 19 Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for purposes of the separation pay exemption, each installment paid to the Executive under this Agreement shall be considered a separate payment. In the event the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to Executive’s “Date of Termination,” such term shall be deemed to refer to the Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, in no event shall the level of consulting services to be provided by the Executive pursuant to Section 4 of this Agreement exceed more than 20% of the average of services performed by the Executive for the Company and its affiliated “service recipients” (within the meaning of Treasury regulation §1.409A-1(h)(3)) over the immediately preceding 36-month period. Notwithstanding any other provision in this Agreement, if the Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of the Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of the Executive’s death. Any reimbursement payable to the Executive pursuant to this Agreement shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Executive within 30 calendar days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.
Section 20 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

STREAMLINE HEALTH SOLUTIONS, INC.
By:	/s/ Jonathan R. Phillips
	Name:	Jonathan R. Phillips
	Its:	Chairman

/s/ J. Brian Patsy
J. Brian Patsy
[SIGNATURE PAGE TO J. BRIAN PATSY SEPARATION AGREEMENT]

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